Exhibit 99.1

Steve Madden Announces Third Quarter 2016 Results

LONG ISLAND CITY, N.Y., November 1, 2016 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2016.

For the Third Quarter 2016:

•	Net sales decreased 1.2% to $408.4 million compared to $413.5 million in the same period of 2015.
•	Gross margin expanded 180 basis points to 37.8% as compared to 36.0% in the same period last year.
•	Operating expenses as a percentage of sales were 23.5% compared to 21.6% of sales in the same period of 2015.
•	Operating income totaled $63.8 million, or 15.6% of net sales, compared with operating income of $66.3 million, or 16.0% of net sales, in the same period of 2015.
•	Net income was $43.8 million, or $0.74 per diluted share, compared to $42.9 million, or $0.70 per diluted share, in the prior year’s third quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We were pleased with our third quarter results, which exceeded our expectations on both the top and bottom lines. Our core Steve Madden Women’s footwear business achieved outstanding growth during the quarter, as did our Dolce Vita line. In addition, we delivered strong gross margin expansion, as our on-trend merchandise assortment and disciplined inventory management resulted in higher initial mark-ups and reduced close-outs and markdown allowances. While the overall retail environment continues to be challenging and our wholesale partners remain cautious, our third quarter results enable us to narrow our guidance range for fiscal 2016 diluted EPS to the upper half of our previous range.”

Third Quarter 2016 Segment Results

Net sales for the wholesale business were $346.6 million in the third quarter of 2016 compared to $357.0 million in the third quarter of 2015. Net sales for the wholesale business in the third quarter of 2015 included $14.9 million related to the one-time Madden Girl cold-weather capsule collection that was not repeated in 2016. Gross margin in the wholesale business increased to 33.9% compared to 32.1% in last year’s third quarter driven by improvement in the wholesale footwear segment, particularly the Steve Madden Women’s division.

Retail net sales in the third quarter were $61.8 million compared to $56.4 million in the third quarter of the prior year. Same store sales increased 1.3% for the third quarter. Retail gross margin decreased to 59.9% in the third quarter of 2016 compared to 60.4% in the third quarter of 2015 due to the negative impact of a stronger US dollar on the Company’s international business.

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During the third quarter, the Company opened four full price stores and three outlet locations, and closed one full price store. The Company ended the quarter with 186 company-operated retail locations, including four Internet stores.

The effective tax rate for the third quarter of 2016 was 32.3% compared to 34.1% in the third quarter of the prior year.

Balance Sheet and Cash Flow

During the third quarter of 2016, the Company repurchased 736,730 shares of the Company’s common stock for approximately $25.3 million, which includes shares acquired through the net settlement of employee stock awards.

As of September 30, 2016, cash, cash equivalents, and current and non-current marketable securities totaled $183.5 million.

Company Outlook

For fiscal year 2016, the Company continues to expect that net sales will increase 0% to 1% over net sales in 2015. Diluted EPS for fiscal year 2016 is now expected to be in the range of $1.98 to $2.03.

Conference Call Information

Interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, November 1, 2016, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 5033157, and will be available until December 1, 2016.

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About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is the licensee of various brands, including Superga® for footwear in North America. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 186 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, hosiery, jewelry, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net sales	$408,384	$413,462	$1,063,143	$1,060,989
Cost of sales	253,876	264,691	671,388	684,694
Gross profit	154,508	148,771	391,755	376,295
Commission and licensing fee income, net	5,358	6,643	10,355	13,689
Operating expenses	96,100	89,130	272,574	253,991
Impairment charge	—	—	—	3,045
Income from operations	63,766	66,284	129,536	132,948
Interest and other income, net	747	(895)	1,117	273
Income before provision for income taxes	64,513	65,389	130,653	133,221
Provision for income taxes	20,810	22,298	38,212	45,428
Net income	43,703	43,091	92,441	87,793
Net income attributable to noncontrolling interest	(64)	206	278	578
Net income attributable to Steven Madden, Ltd.	$43,767	$42,885	$92,163	$87,215

Basic income per share	$0.77	$0.73	$1.61	$1.47
Diluted income per share	$0.74	$0.70	$1.54	$1.42

Basic weighted average common shares outstanding	56,869	58,911	57,334	59,271
Diluted weighted average common shares outstanding	59,329	61,060	59,772	61,516

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STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	September 30, 2016	December 31, 2015	September 30, 2015
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$62,723	$72,414	$38,654
Marketable securities (current & non current)	120,737	120,889	112,539
Accounts receivables, net	269,853	198,384	284,835
Inventories	111,952	102,080	123,768
Other current assets	45,426	52,517	37,965
Property and equipment, net	74,382	72,010	71,162
Goodwill and intangibles, net	282,920	286,855	291,269
Other assets	8,375	9,236	9,693
Total assets	$976,368	$914,385	$969,885

Accounts payable	$102,095	$79,790	$130,556
Contingent payment liability (current & non current)	16,682	24,775	33,179
Other current liabilities	78,994	78,246	90,480
Other long term liabilities	54,957	52,911	30,408
Total Steven Madden, Ltd. stockholders’ equity	723,363	678,404	684,887
Noncontrolling interest	277	259	375
Total liabilities and stockholders’ equity	$976,368	$914,385	$969,885

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STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

Unaudited

	Nine Months Ended
	September 30, 2016	September 30, 2015

Net cash provided by operating activities	$73,470	$50,148

Investing Activities
Purchases of property and equipment	(12,908)	(13,524)
Acquisitions, net of cash acquired	—	(9,129)
Sales of marketable securities, net	2,736	4,627
Repayment of notes receivable	249	342
Net cash used in investing activities	(9,923)	(17,684)

Financing Activities
Common stock share repurchases for treasury	(66,394)	(103,892)
Purchase of noncontrolling interest	(3,665)	—
Payment of contingent liability	(8,048)	(2,950)
Proceeds from exercise of stock options	4,869	21,154
Tax benefit from the exercise of stock options	—	10,428
Net cash used in financing activities	(73,238)	(75,260)

Net (decrease) in cash and cash equivalents	(9,691)	(42,796)

Cash and cash equivalents - beginning of period	72,414	81,450

Cash and cash equivalents - end of period	$62,723	$38,654

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com

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